EXHIBIT 99.1

Investor Contact: Kenneth Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS
Company Reports Revenue Growth of 18.7%, Net Income Growth of 20.3%,
and Earnings Per Diluted Share of $0.50 for the Quarter
CHANHASSEN, Minn. (July 24, 2008) — Life Time Fitness, Inc. (NYSE: LTM) today reported its operating results for the second quarter ended June 30, 2008.
     Second quarter 2008 revenue grew 18.7% to $192.4 million from $162.1 million during the same period last year. Net income during the quarter grew 20.3% to $19.8 million, or $0.50 per diluted share. This compares to net income of $16.5 million, or $0.44 per diluted share, for 2Q 2007.
     For the six months ended June 30, 2008, revenue grew 19.5% to $376.9 million from $315.2 million during the same period last year. Net income grew 21.6% for the same period to $37.2 million, or $0.95 per diluted share, from $30.6 million, or $0.82 per diluted share, for the first six months of 2007.
     “Our second quarter results demonstrate continued delivery against our key business strategies,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “We are seeing continued in-center revenue growth, driven by our unique, member-focused services and programs designed to help members realize their health and fitness goals. We also saw an increase in annual membership growth from the first quarter to second quarter, indicating that consumers are continuing to invest in their health and wellness, and seeking the depth and breadth of our offerings. Additionally, we are continuing to drive member connectivity initiatives that further increase the impact and value of Life Time Fitness for our members.”
     Life Time Fitness continued its expansion efforts during the quarter with openings in West County, Missouri, the first location in the St. Louis market, and Johns Creek, Georgia, and Mountain Brook, Georgia, the Company’s third and fourth locations in the Atlanta market, respectively. The Company also completed comprehensive remodeling projects and held grand opening events at four previously acquired clubs in Minnesota. Construction is underway for the remaining seven planned openings in 2008.
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Life Time Fitness Second Quarter 2008 Results — Page 2
Three and Six Months Ended June 30, 2008, Financial Highlights:
Total revenue for the second quarter grew 18.7% to $192.4 million, driven primarily by growth in membership dues and in-center revenue. Total revenue for the first six months of 2008 grew to $376.9 million from $315.2 million during the same period last year.

			YTD 2008 vs.
(Period-over-period growth)		2Q 2008 vs. 2Q 2007	YTD 2007
•	Membership dues	18.2%	18.6%
•	Enrollment fees	4.1%	9.2%
•	In-center revenue	22.0%	23.9%
•	Same-center revenue	3.3%	3.8%
•	Average center revenue / membership	$361 — up 6.9%	$724 — up 7.7%
•	Average in-center revenue / membership	$107 — up 9.8%	$218 — up 11.4%
Memberships increased 11.9% to 547,497 at June 30, 2008 from 489,489 at June 30, 2007.
Total operating expenses during 2Q 2008 totaled $152.5 million compared to $128.6 million for 2Q 2007, driven primarily by increased expenses to support new centers, membership growth, and presale activities. Year-to-date operating expenses totaled $301.0 million, compared with $253.0 million for the same period last year.
Operating margin was 20.7% for 2Q 2008, the same as in the prior-year period. Year-to-date operating margin was 20.1%, compared to 19.7% in the prior-year period.

YTD 2008 vs.
(Expense as a percent of total revenue)		2Q 2008 vs. 2Q 2007	YTD 2007
•	Center operations	58.9% vs. 58.0%	58.6% vs. 58.2%
•	Advertising and marketing	3.5% vs. 3.4%	4.3% vs. 4.1%
•	General and administrative	5.5% vs. 6.6%	5.7% vs. 6.7%
•	Other operating	2.4% vs. 2.3%	2.3% vs. 2.3%
•	Depreciation and amortization	9.0% vs. 9.0%	9.0% vs. 9.0%
Net income during 2Q 2008 grew 20.3% to $19.8 million from $16.5 million in 2Q 2007, driven by continued top-line growth. For the six months ended June 30, 2008, net income grew to $37.2 million compared with $30.6 million in the prior-year period.
EBITDA for 2Q 2008 grew 18.4% to $57.4 million from $48.5 million in 2Q 2007. Year-to-date EBITDA grew 21.0% to $110.3 million from $91.2 million for the same period last year.
Cash flows from operations for the first half of 2008 totaled $105.7 million compared with $66.2 million in the prior-year period.
Weighted average fully diluted shares for 2Q 2008 totaled 39.3 million compared to 37.5 million shares in 2Q 2007.
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Life Time Fitness Second Quarter 2008 Results — Page 3
Reaffirmed 2008 Business Outlook:
The following statements are based on the Company’s current expectations for fiscal year 2008 and subject to the risks and uncertainties described below:
•	Revenue is expected to be $780-$800 million, or approximately 19-22% growth. This year-over-year increase is driven primarily by new center growth, membership ramp at new and existing centers, and in-center revenue growth.

•	Net income is expected to be $82.0-$83.5 million, or approximately 21-23% growth. This year-over-year increase is driven primarily by our growth strategies.

•	Diluted earnings per common share is expected to be $2.06-$2.09, or approximately 16-18% growth.
     As announced on July 16, 2008, the Company will hold a conference call today at 10:00 a.m. ET to discuss second quarter 2008 results. Bahram Akradi, chairman and chief executive officer, Michael Robinson, executive vice president and chief financial officer, and Kenneth Cooper, vice president of Finance, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at lifetimefitness.com. A replay of the call will be available the same day via the Company’s Web site beginning at approximately 1:00 p.m. ET.
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About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The company also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events and nutritional products. As of July 24, 2008, Life Time Fitness operated 74 centers in 17 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, North Carolina, Ohio, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.

Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date.
     All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,674	$5,354
Accounts receivable, net	3,800	4,475
Inventories	14,198	14,324
Prepaid expenses and other current assets	18,506	15,963
Deferred membership origination costs	18,289	16,205
Deferred income taxes	1,352	1,188
Income tax receivable	—	5,814

Total current assets	59,819	63,323
PROPERTY AND EQUIPMENT, net	1,494,787	1,259,271
RESTRICTED CASH	9,001	6,767
DEFERRED MEMBERSHIP ORIGINATION COSTS	15,658	14,367
OTHER ASSETS	54,639	42,805

TOTAL ASSETS	$1,633,904	$1,386,533

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$9,953	$9,568
Accounts payable	14,377	12,872
Construction accounts payable	76,665	59,261
Accrued expenses	56,814	47,052
Deferred revenue	41,190	34,851

Total current liabilities	198,999	163,604
LONG-TERM DEBT, net of current portion	712,800	555,037
DEFERRED RENT LIABILITY	26,429	25,526
DEFERRED INCOME TAXES	46,538	38,607
DEFERRED REVENUE	17,777	17,529
OTHER LIABILITIES	16,076	13,673

Total liabilities	1,018,619	813,976

SHAREHOLDERS’ EQUITY:
Common stock	792	783
Additional paid-in capital	379,705	373,910
Retained earnings	237,122	199,890
Accumulated other comprehensive loss	(2,334)	(2,026)

Total shareholders’ equity	615,285	572,557

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,633,904	$1,386,533

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUE:
Membership dues	$126,121	$106,667	$245,769	$207,195
Enrollment fees	6,640	6,378	13,173	12,064
In-center revenue	55,969	45,891	111,234	89,788

Total center revenue	188,730	158,936	370,176	309,047
Other revenue	3,677	3,201	6,682	6,191

Total revenue	192,407	162,137	376,858	315,238

OPERATING EXPENSES:
Center operations	113,259	94,035	220,839	183,527
Advertising and marketing	6,823	5,439	16,321	12,808
General and administrative	10,582	10,693	21,254	21,181
Other operating	4,675	3,792	8,770	7,116
Depreciation and amortization	17,190	14,678	33,780	28,365

Total operating expenses	152,529	128,637	300,964	252,997

Income from operations	39,878	33,500	75,894	62,241

OTHER INCOME (EXPENSE):
Interest expense, net	(6,905)	(6,369)	(14,116)	(11,897)
Equity in earnings of affiliate	326	285	649	601

Total other income (expense)	(6,579)	(6,084)	(13,467)	(11,296)

INCOME BEFORE INCOME TAXES	33,299	27,416	62,427	50,945
PROVISION FOR INCOME TAXES	13,471	10,931	25,195	20,326

NET INCOME	$19,828	$16,485	$37,232	$30,619

BASIC EARNINGS PER COMMON SHARE	$0.51	$0.45	$0.96	$0.83

DILUTED EARNINGS PER COMMON SHARE	$0.50	$0.44	$0.95	$0.82

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	38,963	36,864	38,923	36,747

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	39,325	37,498	39,372	37,359

LIFE TIME FITNESS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended
	June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$37,232	$30,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,780	28,365
Deferred income taxes	8,874	2,474
Provision for doubtful accounts	27	46
Loss on disposal of property and equipment, net	1,335	164
Amortization of deferred financing costs	571	405
Share-based compensation	3,895	3,816
Excess tax benefit from stock option exercises	(5)	(3,838)
Equity in earnings of affiliate	(654)	(601)
Changes in operating assets and liabilities	20,555	4,692
Other	50	35

Net cash provided by operating activities	105,660	66,177

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment (excluding non-cash purchases supplementally noted below)	(235,577)	(200,446)
Proceeds from sale of property and equipment	365	48
Proceeds from property insurance settlements	270	48
Increase in other assets	(12,140)	(9,555)
Increase in restricted cash	(2,234)	(1,011)

Net cash used in investing activities	(249,316)	(210,916)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	38,538	105,000
Repayments of long-term borrowings	(10,588)	(6,147)
Proceeds from revolving credit facility, net	116,200	40,000
Increase in deferred financing costs	(3,641)	(1,896)
Excess tax benefit from stock option exercises	5	3,838
Proceeds from stock option exercises	1,462	5,327

Net cash provided by financing activities	141,976	146,122

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,680)	1,383
CASH AND CASH EQUIVALENTS — Beginning of period	5,354	6,880

CASH AND CASH EQUIVALENTS — End of period	$3,674	$8,263

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, net of capitalized interest	$17,993	$15,114

Cash payments for income taxes	$3,855	$16,924

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment financed through capital lease obligations	$12,121	$—

Purchases of property and equipment in accounts payable	$17,999	$3,671

Non-cash share-based compensation capitalized to projects under development	$443	$338

Non-GAAP Financial Measures
     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.
     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$19,828	$16,485	$37,232	$30,619
Interest expense, net	6,905	6,369	14,116	11,897
Provision for income taxes	13,471	10,931	25,195	20,326
Depreciation and amortization	17,190	14,678	33,780	28,365

EBITDA	$57,394	$48,463	$110,323	$91,207